Exhibit 99.1
ALLERGAN, INC. PROPOSES TO ACQUIRE INAMED CORPORATION
FOR $84 PER SHARE
Acquisition to Create a World Leading Franchise in High-Growth Medical Aesthetics;
Expands Allergan’s Position as Premier Specialty Pharmaceutical Company
Powerful Strategic Rationale:
•	Combines two global specialty companies with complementary portfolios of leading medical aesthetics products that meet the highest standards of quality, safety and efficacy

•	Creates cross-marketing and cross-selling opportunities to dermatologists, plastic surgeons and other medical aesthetic specialists

•	Fits with Allergan’s strategy of focusing on high-growth specialty markets and leadership in specialty pharmaceuticals

•	Accelerates Allergan’s growth and profitability while diversifying revenues

•	Accretive to Allergan’s cash earnings per share (EPS) in 2007 and beyond

•	Offer is financially superior to Medicis’, providing Inamed stockholders with a 16% premium to the current value of Medicis’ offer, a 26% higher cash component, greater liquidity, with closure at least as fast as or faster than the Medicis transaction, and with a stronger pro forma balance sheet

•	Creates short and long-term value for Allergan and Inamed stockholders
IRVINE, Calif., November 15, 2005 — Allergan, Inc. (NYSE: AGN) announced today that it has proposed to acquire Inamed Corporation (NASDAQ: IMDC) for a per share consideration of $84.00 in cash or 0.8498 of a share of common Allergan stock, at the election of the holder. Elections of Inamed stockholders are subject to proration such that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan.
The offer has been approved by Allergan’s Board of Directors and communicated by David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer to Nicholas L. Teti, Inamed’s Chairman of the Board, President and Chief Executive Officer.
The offer values Inamed at approximately $3.2 billion, a premium of approximately $450 million over the current value of Medicis’ offer based on Medicis’ closing price on the NYSE of $29.67. The proposed acquisition would accelerate Allergan’s sales growth and is expected to be accretive to Allergan’s cash earnings per share in 2007 and beyond.
The acquisition also is expected to enable Allergan to offer a broad portfolio of medical aesthetic products to patients and customers and leverage significant growth and cross-marketing and cross-selling opportunities. Inamed’s aesthetic brand names include various dermal fillers, which are complementary to Allergan’s BOTOX(R) Cosmetic (botulinum toxin type A), as well as the leading breast aesthetics portfolio. The acquisition also would add to Allergan’s product portfolio a key growth driver in the rapidly expanding obesity market: Inamed Health’s BioEnterics(R) LAP-BAND(R) System, a market-leading, minimally invasive surgical device used to treat obesity, considered the most prevalent epidemic in the U.S. today and a public health crisis throughout the world.

“This compelling proposition fits Allergan’s strategy to leverage our strengths and solidify our leadership in high-growth specialty markets,” said Mr. Pyott. “As well as being financially superior to Inamed’s current merger agreement, Allergan can provide the financial resources, and scientific and management expertise necessary to fully realize the potential of Inamed’s products. We strongly believe that this acquisition will provide long-term value to both companies’ stockholders, employees, customers and patients, and look forward to entering discussions with Inamed to reach an agreement soon.”
Mr. Pyott continued, “This acquisition marks a significant expansion of our existing medical aesthetics franchise and will add another leadership position to our portfolio of ophthalmology, medical dermatology, medical aesthetics and neurosciences specialty businesses. Given that the acquisition also will facilitate incremental investment in pharmaceutical R&D, I wish to reiterate our unwavering commitment to our core specialty pharmaceutical platforms.”
The text of the proposal letter delivered to the Chairman, President and Chief Executive Officer of Inamed Corporation is included at the end of this press release.
Benefits of the Proposed Acquisition
The proposed acquisition is expected to accelerate Allergan’s sales growth. The acquisition is estimated to generate significant and achievable revenue and cost synergies, and as a result, to be neutral to Cash EPS in 2006 and accretive to Cash EPS in 2007 and beyond. The acquisition also will facilitate upper teens earnings growth after incremental pharmaceutical R&D investment.
The combined company would offer customers and patients a broad and unique mix of complementary treatments within medical aesthetics. Enhanced product lines and services would provide patients with a range of aesthetic and dermatologic products to meet their varied needs.
New employment opportunities also are expected to be created as a result of the combination of two global companies with substantially complementary businesses. Allergan contemplates retaining a stand-alone Medical Aesthetics site in Santa Barbara as well as the expertise of Inamed’s sales force and many Inamed employees. Allergan’s pharmaceutical business will remain headquartered in Irvine, CA. Outside the U.S., Allergan’s pharmaceutical operations would remain in their current locations and would integrate the acquired Inamed product portfolios into Allergan’s existing medical aesthetics/dermatology business.
The acquisition is conditioned upon customary governmental and regulatory approvals, and other standard closing conditions. Allergan is committed to the rapid and efficient divestiture of Reloxin(R), Inamed’s botulinum toxin type A product, in order to minimize any potential antitrust issues in the acquisition.
Advisors
Advisors to Allergan on the proposed acquisition include: Gibson, Dunn and Crutcher, legal counsel; Morgan Stanley, financial advisor; and MacKenzie Partners, Information Agent.

Investor Information Call
Allergan will host a telephone conference call and a Web cast including presentation slides on Tuesday, November 15, 2005 to discuss the proposed acquisition of Inamed. You may participate in this call by dialing 1-866-558-6869 or call 1-913-643-4199 from international locations. A pass code is not required. David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer will comment on the proposed acquisition beginning promptly at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time), before answering your questions. The live Web cast and presentation slides can be accessed through the Allergan Web site, www.Allergan.com, beginning at 6:00 a.m. Pacific Time.
A replay of the discussion will be available soon after the call and can be accessed through www.Allergan.com, 1-888-203-1112 for domestic locations or 1-719-457-0820 for international locations. Please provide the following pass code when accessing the replay: 5748090. The replay will be available for one week following the live call.
About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
About Inamed Corporation
Inamed Corporation is a global healthcare company with over 25 years of experience developing, manufacturing and marketing innovative, high-quality, science-based products. Current products include breast implants for aesthetic augmentation and for reconstructive surgery; a range of dermal products to treat facial wrinkles; and minimally invasive devices for obesity intervention, including the LAP-BAND(R) System for morbid obesity.
Forward-Looking Statements
This press release contains “forward-looking statements,” including, among other statements, statements regarding the proposed business combination between Allergan and Inamed, and the anticipated consequences and benefits of such transaction. Statements made in the future tense, and words such as “expect”, “believe”, “will”, “may”, “anticipate” and similar expressions are intended to identify forward looking statements. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Allergan. Relevant risks and uncertainties include those referenced in Allergan’s filings with the SEC (which can be obtained as described in “Additional Information” below), and include: general industry and pharmaceutical market conditions; general domestic and international economic conditions; technological advances and patents obtained by competitors; challenges inherent in product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or the acceptance of new indications for such products; uncertainties regarding analysts’ and others’ projections and estimates for revenues and earnings of Inamed and market growth rates; domestic and foreign health care reforms; the timing and uncertainty of research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Risks and uncertainties relating to the proposed transaction include: that required regulatory approvals will not be obtained in a timely manner, if at all; that the anticipated benefits and synergies of the transaction will not be realized; that the integration of Inamed’s operations with Allergan will be materially delayed or will be more costly or difficult than expected; and that the proposed transaction will not be consummated. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.
Additional Information
Allergan intends to file a Registration Statement on Form S-4 and may file other documents with the SEC in connection with the proposed acquisition of Inamed. Inamed stockholders should read those filings, and any other filings made by Allergan with the SEC in connection with the proposed acquisition, as they will contain important information. These SEC filings, as well as Allergan’s other public SEC filings, can be obtained without charge at the SEC’s website at www.sec.gov, and at Allergan’s website at www.Allergan.com.

TEXT OF ACQUISITION PROPOSAL LETTER
November 14, 2005
Mr. Nicholas L. Teti
Chairman, President and Chief Executive Officer
Inamed Corporation
5540 Ekwill Street
Santa Barbara, CA 93111
Dear Mr. Teti:
We are pleased to submit a proposal to acquire Inamed in a transaction that will provide your stockholders substantially greater value than your pending merger with Medicis.
We are proposing to acquire all of Inamed’s outstanding shares in a transaction providing Inamed stockholders with a per share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock. We will provide the opportunity for each Inamed stockholder to elect whether to receive the consideration in cash or common stock of Allergan, subject to the limitation that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan.
Our proposal is clearly superior to Medicis’, both financially and strategically:
(i)	It will provide the immediate opportunity for your stockholders to realize substantially greater value for their shares — a 12% premium over the initial Medicis offer and a 16% premium over the currently implied Medicis offer.

(ii)	It offers greater certainty of value for Inamed’s stockholders as it includes 26% more cash and shares that are more liquid.

(iii)	It offers closure at least as fast as or faster than the Medicis transaction.

(iv)	Your stockholders will have the opportunity to realize greater long-term value as a result of the truly unique attributes of an Allergan-Inamed combination, which will create a global leader in medical aesthetics, creating value for both companies’ stockholders, employees, patients and customers.
This transaction also will result in the combination of two strong companies and will afford the opportunity to mutually enhance our skills. We have great respect for Inamed and are confident that we will be able to integrate the two companies to build a stronger, more efficient company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger organization.
We are aware that Medicis’ proposed merger with Inamed has prompted a lengthy and still-ongoing antitrust investigation by the Federal Trade Commission, which could continue to cause substantial delays in the completion of that transaction. Allergan does not envision any such problems with its proposed acquisition of Inamed. We are confident that there will be no material delay in the transaction we are proposing on account of Federal Trade Commission review. In order to minimize any potential antitrust issues, Allergan will agree to an immediate divestiture of Inamed’s license to Reloxin(R). And if and to the extent needed, Allergan will seek cooperation from Beaufour Ipsen Ltd. in this regard. Allergan will also cooperate fully with any subsequent licensee of Reloxin(R) to ensure that the new licensee is able to benefit from studies or other work that Inamed has done in an effort to obtain regulatory approvals from the U.S. Food and Drug Administration or other regulatory agencies. We have been advised by counsel that, by contrast to Inamed’s proposed merger with Medicis, an acquisition of Inamed by Allergan, with an agreed upon divestiture of any rights to Reloxin(R), should not result in any prolonged investigation by U.S. or foreign antitrust authorities. However, to ensure that all necessary antitrust approvals are obtained as expeditiously as possible, Allergan intends to file its Hart-Scott-Rodino pre-merger notification no later than November 15, 2005, and any additional foreign filings that may be required will be made promptly thereafter.
Our proposal represents a “Company Superior Proposal” that clearly meets the standards set forth in Section 8.03 of the existing merger agreement. It offers greater value to Inamed stockholders and has greater certainty of completion than the pending merger. We can comfortably fund the cash portion of the consideration through a combination of cash on hand and permanent financing and have sufficient authorized and unissued shares for the acquisition. Further, no vote of Allergan stockholders will be required for the issuance of Allergan’s stock in the transaction. As a result, our transaction can be completed in a timely manner with a goal of closing the acquisition in January 2006 and involves no delay in comparison with the proposed merger with Medicis.
Our proposal is subject to the execution of a mutually acceptable definitive agreement and the satisfactory completion of limited due diligence to confirm (i) that there are no material undisclosed adverse facts or developments concerning Inamed or its products or pipeline (including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm(R) in the United States) that have not been publicly disclosed; and (ii) that neither Inamed’s license from Corneal Group for the rights to develop, distribute and market the Juvéderm(R) dermal fillers nor the “approvable letter” from the Food and Drug Administration announced September 21, 2005 for certain breast implants (nor any correspondence relating thereto) contain any terms and conditions not publicly disclosed that would materially adversely affect the value of Inamed’s acquisition to Allergan and its stockholders. We, our legal advisor, Gibson, Dunn & Crutcher, and our financial advisor,

Morgan Stanley, are ready to proceed with the due diligence review immediately, and Allergan’s executed confidentiality agreement is enclosed herewith. We are prepared to enter into a merger agreement consistent with the terms set forth herein and otherwise substantially the same as your existing merger agreement with Medicis. Of course, we are prepared to afford you and your representatives access to non-public information concerning Allergan for the purpose of your due diligence review.
The Allergan Board supports the combination of our companies. We trust you and Inamed’s other directors will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for the stockholders, customers, partners and employees of our two companies.
Very truly yours,
/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board, President and
Chief Executive Officer

cc:	Board of Directors Inamed Corporation

Contact Information:

Jim Hindman, Allergan	714-246-4636 (investors)
Joann Bradley, Allergan	714-246-4766 (investors)
Ashwin Agarwal, Allergan	714-246-4582 (investors)
Caroline Van Hove, Allergan	714-246-5134 (media)
Steve Lipin / David Press, Brunswick Group LLC	212-333-3810 (media)
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